EXHIBIT 4
EXECUTION VERSION

LOAN AGREEMENT
among
TELVENT USA, INC., a Texas corporation,
TELVENT FARRADYNE INC., a Maryland corporation,
TELVENT MINER & MINER, INC., a Colorado corporation,
and
TELVENT TRAFFIC NORTH AMERICA Inc., a Texas corporation,
Jointly and Severally, as Borrowers,
TELVENT GIT, S.A., a Spanish sociedad anonima, as Guarantor
and
DEUTSCHE BANK AG NEW YORK BRANCH
Closing Date: April 1, 2010

$17,500,000 Revolving Credit Facility

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

EXHIBITS AND SCHEDULES*

Exhibit A	Compliance Certificate
Exhibit B	Promissory Note
Exhibit C	Borrowers and Addresses

Schedule 4.2	Consents
Schedule 4.4	Subsidiaries
Schedule 6.1	Liens
Schedule 6.7	Guarantees, Etc.

*	The Exhibits and Schedules of this agreement have not been filed with this agreement. Pursuant to Item 601(b)(2) of Regulation S-K, such documents are immaterial to an investment decision. A copy of these omitted documents will be furnished to the Commission by Telvent upon the Commission’s request.

LOAN AGREEMENT
Dated as of April 1, 2010
     TELVENT USA, INC., a Texas corporation, TELVENT FARRADYNE INC., a Maryland corporation, TELVENT MINER & MINER, INC., a Colorado corporation and TELVENT TRAFFIC NORTH AMERICA INC., a Texas corporation, TELVENT GIT, S.A., a Spanish sociedad anonima, as Guarantor, and DEUTSCHE BANK AG NEW YORK BRANCH, agree as follows:
ARTICLE 1
Definitions
     Section 1.1 Definitions.
     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.
     “Accounting Practice Change” means any change in the Guarantor’s accounting practices that is required under the Financial Accounting Standards Board or the Spanish or European Union equivalent thereof applicable to the Guarantor’s financial statements.
     “Acquisition Target” means any Person becoming a Subsidiary of a Borrower after the date hereof; any Person that is merged into or consolidated with a Borrower or any Subsidiary of a Borrower after the date hereof; or any Person with respect to which all or a substantial part of that Person’s assets are acquired by a Borrower or any Subsidiary of a Borrower after the date hereof.
     “Advance” means an advance by the Lender to a Borrower pursuant to Section 2.1.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 25% or more of the voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Agreement” means this Loan Agreement, as it may be amended, modified or restated from time to time in accordance with Section 9.2.
     “Authorizing Order” means any order of any regulatory body having jurisdiction over any Credit Party authorizing and/or restricting the indebtedness that may be created from time to time hereunder (whether on account of Advances or otherwise).
     “Base Rate” means an annual rate equal to the Reference Rate, which rate shall change when and as the Reference Rate changes.
     “Base Rate Funding” means an Advance, or any portion of the principal balance of the Note, bearing interest at the Base Rate.
     “Borrowers” means the collective reference to Telvent USA, Telvent Farradyne, Telvent Miner and Telvent Traffic, parties to this Agreement.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Rate Fundings, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Change of Control” means any Borrower ceases to be at least 51% owned and controlled directly or indirectly by the Guarantor.
     “Commitment” means the Lender’s commitment to make Advances pursuant to Article 2.
     “Commitment Amount” means $17,500,000 unless said amount is reduced pursuant to Section 2.7, in which event it means the amount to which said amount is reduced.
     “Commitment Termination Date” means June 29, 2010, or the earlier date of termination in whole of the Commitment pursuant to Sections 2.7 or 7.2.
     “Compliance Certificate” means a certificate in substantially the form of Exhibit A, or such other form as the Guarantor and the Lender may from time to time agree upon in writing, executed by the chief financial officer, controller, chief accounting officer or treasurer of the Guarantor, (i) stating that the financial statements delivered therewith have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to year end audit adjustments, and (ii) stating whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported in writing or remedied and, if so, stating in reasonable detail the facts with respect thereto.
     “Credit Parties” means the collective reference to each of the Borrowers and the Guarantor.
     “Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
     “Deposits” means any and all deposits (whether general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by the Lender or any of its Affiliates to or for the credit or the account of any Credit Party, excluding any deposits where the account title indicates that such Credit Party is holding such deposit in escrow, in trust or on behalf of a third party.
     “Disclosed Information” has the meaning specified in Section 9.15.
     “Dollars” means United States Dollars.
     “Effective Date” means the first date on or after the date hereof on which all conditions set forth in Section 3.1 have been satisfied.
     “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local, foreign or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.
     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with a Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended.
     “Eurodollar Base Rate” means, with respect to any Interest Period, the rate per annum which appears on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Rate Settlement Rates in the column designated “USD,” as of approximately 11:00 a.m. London time two (2) Business Days prior to the date of the commencement of such Interest Period as the rate at which dollar deposits in immediately available funds are offered on the London interbank dollar market for a term substantially equivalent to the applicable Interest Period; provided that if such page is no longer available, the Eurodollar Base Rate shall be determined by the Lender on the basis of the offered rate on such other page or other service acceptable to the Lender that displays an average British Bankers Association LIBOR rate for deposits in United States dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.
     “Eurodollar Rate” means the annual rate equal to the sum of (i) the rate obtained by dividing (a) the applicable Eurodollar Base Rate for funds to be made available on the first day of any Interest Period in an amount approximately equal to the amount for which a Eurodollar Rate has been requested and maturing at the end of such Interest Period, by (b) a percentage equal to 100% minus the Federal Reserve System reserve requirement (expressed as a percentage) imposed under Regulation D on Eurocurrency liabilities, and (ii) the Eurodollar Rate Margin.
     “Eurodollar Rate Funding” means any Advance, or any portion of the principal balance of the Note, bearing interest at a Eurodollar Rate.
     “Eurodollar Rate Margin” means 1.9%.
     “Event of Default” has the meaning specified in Section 7.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.
     “GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Guarantor referred to in Section 4.5, except for changes concurred in by the Guarantor’s independent public accountants and disclosed in the Guarantor’s financial statements or the notes thereto.
     “Guarantee” of or by any Person (a “guarantor”) means any obligation, contingent or otherwise, of a guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guaranteed Obligations” has the meaning specified in Section 8.1.
     “Guarantor” means Telvent GIT, S.A., a Spanish sociedad anonima and a party to this Agreement, which is guaranteeing payment of all the Guaranteed Obligations pursuant to the provisions of this Agreement.
     “Guaranty” has the meaning specified in Section 8.3.

     “Hazardous Substance” means any asbestos, urea formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all capitalized lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Interest Period” means, with respect to any Eurodollar Rate Funding, a period of one, two or three months beginning on a Business Day, as elected by a Borrower; provided, that if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, in the case of an Interest Period of one, two, or three months, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Business Day); provided, further, that in no event shall any Interest Period extend beyond the Commitment Termination Date.
     “Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
     “Lender” means Deutsche Bank AG New York Branch.
     “Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.
     “Loan Documents” means this Agreement and the Note.
     “Material Adverse Change” means a change in the business, condition (financial or otherwise), or operations of the Borrowers and their respective Subsidiaries taken as a whole or of the Guarantor and its Subsidiaries taken as a whole, which materially and adversely affects any Credit Party’s respective abilities to perform its respective obligations under, or the validity or enforceability of, any Loan Document.
     “Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Contracts, of any one or more of the Credit Parties, and their respective Subsidiaries in an aggregate principal amount exceeding $10,000,000 or its equivalent in any other currency. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party or any Subsidiary thereof in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.

     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
     “Note” has the meaning set forth in Section 2.1.
     “Obligations” means each and every debt, liability and obligation of every type and description arising under any of the Loan Documents which any or all of the Credit Parties may now or at any time hereafter owe to the Lender whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, including principal of and interest on the Note and all fees due under this Agreement or any other Loan Document and whether or not allowed or allowable or accruing in any bankruptcy proceeding.
     “Organizational Documents” means, (i) with respect to any corporation, the articles or certificate of incorporation and bylaws of such corporation, (ii) with respect to any limited partnership, the partnership agreement and articles or certificate of limited partnership of such partnership, (iii) with respect to any limited liability company, the articles or certificate of organization and operating agreement of such company, and (iv) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.
     “Outstandings” means, at any time, an amount equal to the principal balance of the Note then outstanding.
     “Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
     “Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrowers or Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person or its Subsidiaries in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or to be held by such Person and not for purposes of speculation or taking a “market view”; and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligations to make payments on outstanding transactions to the defaulting party.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” means an employee benefit plan or other plan established or maintained by a Borrower or any Subsidiary thereof or ERISA Affiliate and covered by Title IV of ERISA.
     “Prime Rate” means the prime lending rate as announced in New York City by the Lender from time to time as its prime lending rate, which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the interest rate resulting from a change in the Prime Rate shall be effective on the effective date of each change in the prime lending rate so announced.
     “Reference Rate” means, at any time, the greater of:
     (a) the Prime Rate, or
     (b) the Federal Funds Rate, plus 50 basis points (0.50%).
     “Reportable Event” means (i) a “reportable event”, described in Section 4043 of ERISA and the regulations issued thereunder, in respect of any Plan, as to which notice is required to be given to the Pension Benefit Guaranty Corporation, (ii) a withdrawal from any Plan, as described in Section 4063 of ERISA, (iii) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of

ERISA, or (iv) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Solvent” means, with respect to any Person, that as of the date of determination (i) the fair market value of the property of such Person is (A) greater than the total liabilities (including contingent liabilities) of such Person, and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s debts as they come due, considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (iv) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.
     “Subsidiary” means (i) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned, as applicable, by a Credit Party, by a Credit Party and one or more other respective Subsidiaries thereof, or by one or more of their other respective Subsidiaries, (ii) any partnership of which more than 50% of the partnership interest therein are directly or indirectly owned, as applicable, by a Credit Party, by a Credit Party and one or more other respective Subsidiaries thereof, or by one or more of their other respective Subsidiaries, and (iii) any limited liability company or other form of business organization the effective control of which is held, as applicable, by a Credit Party, a Credit Party and one or more other respective Subsidiaries thereof, or by one or more of their other respective Subsidiaries.
     “Swap Contracts” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
     “Telvent Farradyne” means Telvent Farradyne Inc., a Maryland corporation and a party to this Agreement.
     “Telvent Miner” means Telvent Miner & Miner, Inc., a Colorado corporation and a party to this Agreement.
     “Telvent Traffic” means Telvent Traffic North America Inc., a Texas corporation and a party to this Agreement.
     “Telvent USA” means Telvent USA, Inc., a Texas corporation and a party to this Agreement.
     “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

     Section 1.2 Accounting Terms and Determinations.
     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.
     Section 1.3 Terms Generally.
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, including, in the case of the general partner of a limited partnership, any successor(s) in such capacity, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) all references herein to the term “law” shall be construed to include statutes and any rules, regulations or orders thereunder.
ARTICLE 2
Amount and Terms of the Loans
     Section 2.1 Committed Advances.
     The Lender agrees on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrowers from time to time during the period from the date hereof to and including the Commitment Termination Date in an aggregate outstanding amount not to exceed at any time the Commitment Amount. Within the limits of the Lender’s Commitment Amount, the Borrowers may borrow, prepay pursuant to Section 2.8 and reborrow under this Section 2.1. The Advances made by the Lender under this Section 2.1 shall be evidenced by and repayable with interest in accordance with a single promissory note executed by all the Borrowers jointly and severally (the “Note”) payable to the order of the Lender, substantially in the form of Exhibit B hereto, dated the date hereof. The Note shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.3.
     Section 2.2 Procedure for Making Advances.
     Each Advance under Section 2.1 shall be made following e-mail or telephonic request from any Person purporting to be authorized to request Advances on behalf of a Borrower. Each such request shall specify (i) the applicable Borrower, (ii) the date of the requested Advance, (iii) the amount thereof, and (iv) if any portion of such Advance will bear interest at a Eurodollar Rate, the Interest Period selected by such Borrower with respect thereto. In no event may a Borrower select an Interest Period extending beyond the Commitment Termination Date. Such notice or request must be received by the Lender not later than 2:00 p.m. New York City time at least two (2) Business Days prior to on the date on which such Advance is to be made. Each such request for an Advance by a Borrower shall be deemed to constitute a representation and warranty by all of the Borrowers on the date thereof as to the matters specified in paragraphs (a)-(e) of Section 3.3. Upon fulfillment of the applicable conditions set forth in Article 3, the Lender shall disburse such Advance by crediting the amount thereof to the requesting Borrower in such manner as the Lender and such Borrower may from time to time agree. The Lender shall have no obligation to disburse the requested Advance if any condition set forth in Article 3 has not been satisfied on the day of the requested Advance. However, the Borrowers shall be jointly and severally obligated to repay all Advances to or for the account of any Borrower (including all Advances the proceeds of which were deposited in any account of any Borrower) or in respect of which the Lender reasonably believed the Person requesting the same to be authorized to do so, notwithstanding the fact that the Person requesting the same was not in fact authorized so to do. Any request for an Advance shall be deemed to be a representation that the statements set forth in Section 3.3 are correct.
     Section 2.3 Interest
     (a) The Note shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in this Section 2.3.
     (b) Unless the applicable Borrower elects a Eurodollar Rate pursuant to this Section 2.3, the principal balance of the Note shall bear interest at the Base Rate.
     (c) At the election of the applicable Borrower, which may be exercised from time to time subject to Section 2.13(b), such Borrower may request in writing or by telephone that a Eurodollar Rate be applicable for the portion of the outstanding principal balance of the Note (including any Advance requested or to be requested) and for the Interest Period indicated by such Borrower in its request. The portion of the outstanding balance of the Note for which a Eurodollar Rate is requested (i) must be in the amount of $1,000,000 or an integral multiple of $100,000 greater than $1,000,000, and (ii) if such request relates to Advances already outstanding, must, on the first day of the applicable Interest Period, either (1) bear interest at the Base Rate, or (2) bear interest at a Eurodollar Rate with respect to which the Interest Period expires on such first day. In no event may any Borrower select an Interest Period extending beyond the Commitment Termination Date. A request for a Eurodollar Rate (i) must be received by the Lender not later than 2:00 p.m. New York City time at lease two (2) Business Days prior to the first day of the proposed Interest Period, and (ii) may not be rescinded by the Borrower making the request after such request has been made. Subject to the terms and conditions set forth herein, the applicable Eurodollar Rate shall be the interest rate applicable for the proposed Interest Period to the portion of the outstanding principal balance of the Note to which the Eurodollar Rate request related (and the remaining part of the principal balance of the Note, if any, shall continue to bear interest at the rate or rates previously applicable to such amounts). At the termination of such Interest Period, the interest rate applicable to the portion of the principal balance of the Note to which the Eurodollar Rate request was applicable shall revert to the Base Rate unless a new Eurodollar Rate request is made by the applicable Borrower in accordance with this Agreement. Notwithstanding anything to the contrary in this Section, the Lender shall have no obligation to permit the application of a Eurodollar Rate for any Interest Period if (i) the Lender, in its sole discretion, determines that deposits in amounts equal to the requested amount, maturing at the end of the proposed Interest Period are not readily available to the Lender from major banks in the London interbank market or (ii) a Default or Event of Default has occurred and is continuing when the request for the Eurodollar Rate is made. Absent manifest error, the records of the Lender shall be conclusive evidence as to the amount of the Note bearing interest at a Eurodollar Rate, the applicable Eurodollar Rate and the date on which the Interest Period applicable to such Eurodollar Rate expires.
     (d) If the Lender, in its sole discretion, determines that it is unlawful for it to continue to maintain any Eurodollar Rate Funding outstanding at the time of such determination, the Lender may, by notice to the Borrowers, require the immediate repayment thereof or, if legally permissible, convert such Eurodollar Funding to an Advance bearing interest at the Base Rate in an amount equal to the applicable

Eurodollar Rate Funding. Any such Advance shall be applied to the prepayment of such Eurodollar Rate Funding but, except as provided in Section 7.2 upon acceleration of the Note, no interest shall be due and payable with respect to such Advance until the end of the applicable Interest Period.
     (e) Upon the occurrence of any Event of Default, and so long as such Event of Default continues without written waiver thereof by the Lender, a default increment equal to 200 basis points (2.00%) shall be added to the Base Rate and to the Eurodollar Rate Margin. Inclusion of such default increment in calculating the Base Rate and in calculating the Eurodollar Rate Margin shall not be deemed a waiver or excuse of any such Event of Default.
     Section 2.4 Limitation of Outstandings.
     In no event shall the aggregate Outstandings at any time exceed the Commitment Amount.
     Section 2.5 Principal and Interest Payment Dates.
     (a) Interest. Interest accruing at the Base Rate shall be due and payable on the last day of each calendar month and on the Commitment Termination Date. Interest accruing at a Eurodollar Rate shall be due and payable on the last day of the applicable Interest Period and on the Commitment Termination Date.
     (b) Principal. The principal balance of the Note shall be due and payable in full on the Commitment Termination Date.
     Section 2.6 [Reserved].
     Section 2.7 Termination or Reduction of the Commitment.
     The Borrowers, acting together, shall have the right at any time and from time to time upon three (3) Business Days’ prior notice to the Lender permanently to terminate the Commitment in whole or permanently to reduce the Commitment Amount in part, without penalty or premium, provided that (i) the Commitment may not be terminated while any Advance remains outstanding, (ii) each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple thereof, and (iii) no reduction shall reduce the Commitment Amount to an amount less than the aggregate Advances outstanding (after giving effect to any prepayments of Advances to be made on or prior to the effective date of such reduction) at the time.
     Section 2.8 Voluntary Prepayments.
     Each Borrower may prepay the Note in whole or in part, without penalty or premium, at any time and from time to time; provided that (i) any prepayment of the full amount of Note shall include accrued interest thereon, (ii) any prepayment of any portion of the principal balance of the Note which, at the time of such prepayment, bears interest at a Eurodollar Rate shall be accompanied by compensation as specified in Section 2.13(b), and (iii) each prepayment of the Note (other than prepayment of the Note in full) shall be in the principal amount of $500,000 or an integral multiple of $500,000. Each partial prepayment of principal on the Note shall be applied, first, to that portion of the Note bearing interest at the Base Rate, and, second, to that portion of the Note bearing interest at a Eurodollar Rate, in inverse order of the maturities of the Interest Periods applicable thereto.

     Section 2.9 Computation of Interest and Fees.
     All interest on Base Rate Fundings accruing based on the Prime Rate will be calculated based on the actual days elapsed in a year of 365 or 366 days, as the case may be. All other interest and all fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.
     Section 2.10 Payments.
     All payments of principal and interest under the Note, and other amounts hereunder shall be made to the Lender on a Business Day by no later than 4:00 P.M. New York City time in immediately available funds, without defense, setoff or counterclaim at its office in New York, New York. All payments shall be made in Dollars. If, for whatever reason, any payment made by any Credit Party to the Lender is in a currency other than Dollars, such Credit Party’s obligation to make such payment in Dollars shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, which is expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the actual receipt by the Lender of the full amount of Dollars payable hereunder or under any of the other Loan Documents. The Credit Parties shall indemnify the Lender for any shortfall and the Credit Parties’ obligation to make payments in the Dollars shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of Dollars expressed to be payable hereunder or under any of the other Loan Documents, and shall not be affected by judgment being obtained for other sums due hereunder. Payments received after 4:00 p.m., New York City time, on any day shall be deemed received on the next succeeding Business Day. The Credit Parties agree that the amount shown on the books and records of the Lender as being the principal balance of the Lender’s Note, if any, shall be prima facie evidence of such principal balance. In addition to the provisions of Section 7.2 hereof, each Borrower hereby authorizes the Lender to charge against any deposit account any Borrower maintains with the Lender or any branch or other Affiliate thereof an amount equal to the accrued interest and fees from time to time due and payable to the Lender under the Note or hereunder, or (at the Lenders’ option) to effect a Borrowing in such amount, all without receipt of any request for such charge or Borrowing.
     Section 2.11 Payment on Nonbusiness Days.
     Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of interest on the Note or any other amounts hereunder, as the case may be.
     Section 2.12 Use of Advances.
     The proceeds of each Advance shall be used by the applicable Borrower for its general corporate purposes.
     Section 2.13 Yield Protection; Funding Indemnification.
     In addition to any interest payable on Advances made hereunder and any fees or other amounts payable hereunder, each of the Borrowers agrees:
     (a) If at any time after the date hereof any adoption of or change in any applicable law, rule or regulation or the interpretation or administration thereof by any governmental authority (including, Regulation D of the Federal Reserve Board):
               (i) shall subject the Lender to any tax, duty or other charges with respect to this Agreement, or shall materially change the basis of taxation of payments to the Lender of the principal of or interest on any portion of the principal balance of the Note bearing interest at a Eurodollar Rate (except for the imposition of or changes in the rate of Excluded Taxes (as defined in Section 2.14 of this Agreement)); or
               (ii) shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender (other than reserves and assessments described in clause (i)(b) of the definition of “Eurodollar Rate” and taken into account in determining the applicable Eurodollar Rate) because of any portion of the principal balance of the Note bearing interest at a Eurodollar Rate and the result of any of the foregoing would be to increase the cost to the Lender of making or maintaining any such portion or to reduce any sum received or receivable by the Lender with respect to such portion;
then, within thirty (30) days after demand by the Lender, the Borrowers shall pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender shall not make demand hereunder unless the Lender is generally imposing such increased costs on its similarly situated customers. The Lender shall not demand such compensation more than ninety (90) days following the end of the Interest Period with respect to which such demand is made; provided that the foregoing shall in no way limit the right of the Lender to demand compensation to the extent that such compensation relates to the retroactive application of any law, rule or regulation if such demand is made within ninety (90) days after the adoption of or change in such law, rule or regulation. A certificate in reasonable detail of the Lender setting forth the basis for the determination of such additional amount or amounts shall be promptly submitted by the Lender to the Borrowers and shall, in the absence of manifest error, be conclusive and binding as to such amount or amounts.
     (b) The Borrowers shall also compensate the Lender, upon written request (which request shall set forth the basis for requesting such amounts), for all losses and expenses in respect of any interest or other consideration paid by the Lender to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of the Note at a Eurodollar Rate which the Lender may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if (i) any prepayment of any such portion occurs on a date that is not the expiration date of the relevant Interest Period, (ii) a requested Advance or a prepayment in whole or in part of an Advance bearing interest at a Eurodollar Rate fails to occur or (iii) at a Borrower’s request any change is made in the interest rate applicable to any Advance prior to the expiration of any Interest Period applicable to such Advance. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how the Lender computed such loss or expense) shall be promptly submitted by the Lender to the Borrowers and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or expense may be computed as though the Lender acquired deposits in the London interbank market to fund that portion of the principal balance whether or not the Lender actually did so.
     Section 2.14 Taxes.
     (a) All payments made by each Credit Party to the Lender under this Agreement or any of the Loan Documents shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes imposed by any governmental or other taxing authority, except to the extent that such deduction or withholding is compelled by law. As used herein, the term “Taxes” shall include all income, excise and other taxes, duties or charges of whatever nature imposed on the Lender (other than taxes based on or measured by the net income of the Lender (or franchise taxes in lieu thereof) and imposed by the government or other taxing authority of the country, state or political subdivision in which the Lender is organized or incorporated or in which the Lender’s principal executive office or the office through which the Lender is acting is located or in which the Lender is otherwise subject to taxation. If a Credit Party is compelled by law to make any such deductions or withholdings of Taxes it will:

               (i) pay to the relevant authorities the full amount required to be so withheld or deducted;
               (ii) except to the extent that such deduction or withholding of Taxes results from the failure by the Lender to comply with Section 2.14(c) pay such additional amounts (including any penalties, interest or expenses) as may be necessary in order that the net amount received by the Lender after such deductions or withholdings of Taxes (including any required deduction or withholding on such additional amounts) shall equal the amount the Lender would have received had no such deductions or withholdings been made; and
               (iii) promptly forward to the Lender an official receipt or other documentation reasonably satisfactory to the Lender evidencing such payment to such authorities.
     (b) If any Taxes otherwise payable by a Credit Party pursuant to Section 2.14(a) are directly asserted against the Lender, the Lender may pay such Taxes and such Credit Party shall promptly reimburse the Lender to the full extent otherwise required by such paragraph. The obligations of the Credit Parties under this Section shall survive any termination of this Agreement.
     (c) If the Lender is organized under the laws of any jurisdiction other than the United States or any state thereof, the Lender will, prior to the date it becomes a party hereto, furnish to each of the Credit Parties either duly executed U.S. Internal Revenue Service Form W-8BEN, or duly executed U.S. Internal Revenue Service Form W-8ECI, as applicable, wherein the Lender will certify as to Lender’s entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder. In addition, the Lender will deliver such forms promptly upon learning of the obsolescence or invalidity of any forms previously delivered by Lender. The Credit Parties shall not be required to pay additional amounts to Lender pursuant to this Section to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of the Lender to comply with this Section 2.14(c).
     (d) The amount that the Credit Parties shall be required to pay to the Lender pursuant to Section 2.14(a) or (b) shall be reduced by the amount of any refund, credit or allowance which the Lender receives in respect of Taxes as to which it has received additional amounts or has been indemnified by such Credit Party as reasonably determined by the Lender; provided, that (i) the Lender’s determination of the amount of such refund, credit or allowance and the date on which it is received shall be conclusive, absent manifest error, (ii) the Lender shall not be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with the Lender’s right to manage its tax affairs in whatever manner it sees fit, and (iv) if the Lender shall subsequently determine that it has lost the benefit of all or a portion of such refund, credit or allowance, the Credit Parties shall promptly remit to the Lender the amount certified by the Lender to be the amount necessary to restore the Lender to the position it would have been in if no payment had been made pursuant to this Section 2.14(d).
     (e) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that a Credit Party did not properly withhold tax from amounts paid to or for the account of the Lender because the appropriate form was not delivered or properly completed by the Lender or because the Lender failed to notify such Credit Party of a change in circumstances which rendered its exemption from withholding ineffective, the Lender shall indemnify such Credit Party fully for all amounts paid, directly or indirectly, by such Credit Party, as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to such Credit Party under this subsection, together with all reasonable costs and expenses related thereto (including reasonable attorneys fees and time charges of attorneys for such Credit Party, which attorneys may be employees of such Credit Party), except to the extent, if any, caused by the gross negligence or willful misconduct of such Credit Party or any other

Credit Party. The obligations of the Lender under this Section 2.14(e) shall survive the payment of the Obligations and termination of this Agreement.
     Section 2.15 Capital Adequacy.
     If the Lender determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, the Lender may require the Borrowers to pay it the amount necessary to restore its Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section:
     (a) “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by the Lender under this Agreement during such period, by (ii) the average capital that the Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by the Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
     (b) “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy that applies to the Lender, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
     (c) “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that the Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the financial condition of the Lender.
     (d) “Lender” includes (but is not limited to) the Lender, as defined elsewhere in this Agreement, and any bank holding company with respect to any of the foregoing.
The initial notice sent by the Lender shall be sent as promptly as practicable after the Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore the Lender’s Return for the quarter in which the notice is sent and, if applicable, the preceding quarter, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, the Lender may send a new notice with respect to each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. In such event, the Borrowers shall pay the Lender such amount within thirty (30) days after demand by the Lender. The Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error. The Lender shall not make demand hereunder unless the Lender is generally imposing such increased costs on its similarly situated customers. The Lender shall not demand any compensation hereunder more than forty-five (45) days following the end of the quarter for which compensation is sought; provided that if the Capital Adequacy Rule Change giving rise to such claim for compensation is retroactive, the forty-five (45) day period referred to above shall be extended to include the period of retroactive effect thereof.
ARTICLE 3
Conditions Precedent
     Section 3.1 Conditions to Effectiveness.
     Section 2.1 of this Agreement shall become effective only upon:

     (a) delivery to the Lender of each of the following, each in form and substance satisfactory to the Lender:
               (i) this Agreement, duly executed on behalf of each of the Credit Parties and the Lender, and
               (ii) the Note, dated the date hereof, duly executed on behalf of each of the Borrowers; and
     (b) the termination of the Eighteen Million US Dollar ($18,000,000) facility extended by Deutsche Bank, Sociedad Anónima Española (“Deutsche Bank S.A.E.”) to Telvent USA pursuant to the “Contrato de Crédito en Cuenta Corriente No 0019.0030.65.4052.0366667”, dated December 29, 2009 (the “DBSAE Loan Agreement”), plus the irrevocable payment in full to Deutsche Bank S.A.E. prior to or simultaneously with such termination of all sums due and payable to Deutsche Bank S.A.E. thereunder, it being understood and agreed that Lender shall cause Deutsche Bank S.A.E. to return to Televent USA all notes or other instruments, if any, made by Telvent USA in favor of Deutsche Bank S.A.E. under the DBSAE Loan Agreement.
     Section 3.2 Initial Conditions Precedent.
     The obligation of the Lender to make any Advance is subject to the further condition precedent that the Lender shall have received on or before the day of the first Advance all of the following, in form and substance satisfactory to the Lender:
     (a) A certificate of the secretary or an assistant secretary of each of the Credit Parties (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Board of Directors of such Credit Party, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Credit Party, together with such copies, and (iii) certifying the names of the officers of such Credit Party who are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers, with one of such officers certifying the signature of such secretary or assistant secretary.
     (b) A signed copy of an opinion of counsel for each Credit Party (which, with respect to each Borrower at its option, may be internal counsel or outside counsel for such Borrower), addressed to the Lender and in form and substance satisfactory to the Lender in all respects.
     (c) Due execution and delivery by the Guarantor of this Agreement to the Lender.
     (d) All expenses required to be paid as of the date hereof under this Agreement.
     (e) Such other documents as the Lender may deem necessary or advisable in connection with the initial Advance.
     Section 3.3 Conditions Precedent to All Advances.
     The obligation of the Lender to make any Advance (including the initial Advance) shall be subject to the further conditions precedent that on the date of such Advance:
     (a) at the time of and immediately after giving effect to such Advance, the total Outstandings will not exceed the Commitment Amount;

     (b) the representations and warranties of each Credit Party contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such Advance, both before and immediately after giving effect to the making of such Advance; as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;
     (c) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to the making of such Advance;
     (d) there has been no Material Adverse Change between the date of this Agreement and the date of such requested Advance; and
     (e) no change in law shall have occurred, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which enjoins, prohibits or restrains (or with respect to any litigation seeks to enjoin, prohibit or restrain), the making or the repayment of the Advances or the use of proceeds thereof.
     Each Advance shall be deemed a representation and warranty by each Credit Party on the date thereof as to the matters specified in paragraphs (a)-(e) of this Section 3.3.
ARTICLE 4
Representations and Warranties
     Each Credit Party hereby represents and warrants to the Lender as follows:
     Section 4.1 Existence and Power.
     Such Credit Party and its Subsidiaries are each corporations (or, in the case of the Guarantor, the Spanish equivalent thereof) duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (i) will not permanently preclude such Credit Party or any Subsidiary from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (ii) will not result in any other Material Adverse Change. Such Credit Party has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its respective obligations under, the Loan Documents.
     Section 4.2 Authorization of Borrowing; No Conflict as to Law or Agreements.
     The execution, delivery and performance by such Credit Party of the Loan Documents, the borrowings from time to time hereunder, the issuance of the Note, and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate or other company action and do not and will not (i) require any consent or approval of the stockholders of such Credit Party, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those consents described in Schedule 4.2, each of which has been obtained and is in full force and effect, (ii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the U.S. Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to such Credit Party or of the Organizational Documents of such Credit Party, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which such Credit Party or any Subsidiary is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Borrower or any Subsidiary.
     Section 4.3 Legal Agreements.
     This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of each of the Credit Parties enforceable against each of the Credit Parties, jointly and severally, in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
     Section 4.4 Subsidiaries.
     Schedule 4.4 hereto is a complete and correct list of all Subsidiaries as of the date of this Agreement and of the percentage of the ownership of the respective Credit Party or any other Subsidiary in each as of the date of this Agreement. Except as otherwise indicated in that Schedule, all shares of each Subsidiary owned by a Credit Party or by any such other Subsidiary are validly issued and fully paid and nonassessable.
     Section 4.5 Financial Condition.
     The Guarantor has heretofore furnished to the Lender its audited consolidated financial statements for the year ended December 31, 2008. Such financial statements fairly present in all material respects the financial condition of the Guarantor on the date thereof and the results of its operations and cash flows for the period then ended, and were prepared in accordance with GAAP. The information, exhibits and reports furnished by the Guarantor to the Lender, taken as a whole, in connection with the negotiation of or compliance with the Loan Documents did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
     Section 4.6 Adverse Change.
     There has been no Material Adverse Change between December 31, 2008, and the date of this Agreement.
     Section 4.7 Litigation.
     Except as set forth in the audited financial statements for the year ended December 31, 2008 referred to in Section 4.5, there are no actions, suits or proceedings pending or, to the knowledge of any of the Credit Parties, threatened against or affecting any Credit Party or any Subsidiary, or the properties of any Credit Party or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to effect a Material Adverse Change. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to effect a Material Adverse Change, no Credit Party knows of any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 4.5.
     Section 4.8 Hazardous Substances.
     Except as set forth in the audited financial statements for the year ended December 31, 2008 referred to in Section 4.5, to the best of each of the Borrowers’ knowledge, (i) no Borrower nor any Subsidiary nor any other Person has ever caused or permitted any Hazardous Substance to be disposed of on, under or at any real property which is operated by any Borrower or any Subsidiary or in which any

Borrower or any Subsidiary has any interest, except to the extent that such disposal can not reasonably be expected to result in a Material Adverse Change; and (ii) no such real property has ever been used (either by any Borrower or by any Subsidiary or other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance in a manner that could reasonably be expected to result in a Material Adverse Change.
     Section 4.9 Regulation U.
     No Credit Party nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     Section 4.10 Taxes.
     Each of the Credit Parties and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all federal, state, foreign and local taxes required to be withheld and paid by them. Each of the Credit Parties and its Subsidiaries have filed all federal, state, foreign and local tax returns which to the knowledge of the officers of each such Credit Party or any Subsidiary are required to be filed, and each of the Credit Parties and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which such Credit Party or applicable Subsidiary has provided adequate reserves in accordance with GAAP.
     Section 4.11 Burdensome Restrictions.
     No Credit Party nor any Subsidiary is a party to or bound by any agreement, or subject to any restriction in any Organizational Document, or any requirement of law, which could reasonably be expected to effect a Material Adverse Change.
     Section 4.12 Titles and Liens.
     Each of the Credit Parties and its Subsidiaries each has good title to each of the properties and assets material to its operations, which it purports to own or which are reflected as owned on its books and records, and in the case of each Borrower, free and clear of all Liens and encumbrances, except for Liens and encumbrances permitted by Section 6.1 and covenants, restrictions, rights, easements and irregularities in title which do not materially interfere with the business or operations of such Borrower and its Subsidiaries taken as a whole.
     Section 4.13 ERISA.
     No Plan has or will have an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) in excess of $5,000,000 as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no liability to the Pension Benefit Guaranty Corporation or the U.S. Internal Revenue Service in excess of such amount has been, or is expected by any Borrower or any Subsidiary or ERISA Affiliate to be, incurred with respect to any Plan that could become a liability of any Borrower or any Subsidiary. Except as disclosed in the Guarantor’s financial statements, no Borrower nor any Subsidiary has any contingent liability with respect to any post retirement benefit under a Welfare Plan in excess of $5,000,000, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

     Section 4.14 Investment Company Act.
     No Credit Party is an “investment company,” as such term is defined in the Investment Company Act.
     Section 4.15 Solvency.
     Each of the Credit Parties is and, upon the making of any Advance will be, Solvent.
     Section 4.16 Swap Obligations.
     No Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.
     Section 4.17 Insurance.
     The properties of each of the Credit Parties and its Subsidiaries are insured with responsible and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party and such Subsidiaries operate.
     Section 4.18 Compliance With Laws.
     Each of the Credit Parties and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, assets and rights, where failure to comply could not reasonably be expected to result in a Material Adverse Change.
ARTICLE 5
Affirmative Covenants
     So long as the Note shall remain unpaid or the Commitment shall be outstanding, each of the Borrowers will comply with the following requirements, unless the Lender shall otherwise consent in writing:
     Section 5.1 Financial Statements.
     Each Credit Party will deliver or cause to be delivered to the Lender:
     (a) As soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Guarantor, a copy of the annual audit report of the Guarantor and its Subsidiaries prepared by nationally recognized independent certified public accountants, which annual report shall include the balance sheet of the Guarantor and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, all presented on a consolidated basis in reasonable detail and all prepared in accordance with GAAP.
     (b) As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Guarantor, the balance sheet of the Guarantor and its Subsidiaries as at the end of such quarter and related statements of earnings and cash flows of the Guarantor and its Subsidiaries for such quarter and for the year to date, in reasonable detail and prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments.

     (c) Concurrent with the delivery of any financial statements under paragraph (a) or (b), a Compliance Certificate, duly executed by the chief financial officer, controller, chief accounting officer or treasurer of the Guarantor.
     (d) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which any Credit Party or any Subsidiary may file with the SEC or any national securities exchange.
     (e) At such times, if any, as any Credit Party is not a registered reporting company under the Exchange Act, immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting such Credit Party or any Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against such Credit Party or any Subsidiary combined in excess of $10,000,000.
     (f) As promptly as practicable (but in any event not later than five (5) Business Days) after an officer of any Credit Party obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of such Credit Party of the steps being taken by such Credit Party to cure the effect of such event.
     (g) Promptly upon becoming aware of any Reportable Event or the occurrence of a prohibited transaction (as defined in Section 4975 of the U.S. Internal Revenue Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, which could reasonably be expected to result in a liability to any Borrower or any Subsidiary in excess of $5,000,000, a written notice specifying the nature thereof, what action such Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.
     (h) Promptly upon their receipt, copies of (a) all notices received by any Borrower, any Subsidiary or ERISA Affiliate, of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (b) all notices received by any Borrower, any Subsidiary or any ERISA Affiliate, from a Multiemployer Plan concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA, which withdrawal liability individually or in the aggregate exceeds $5,000,000.
     (i) Promptly upon becoming aware of any Accounting Practices Change, all available details regarding same.
     (j) Such other information respecting the financial condition and results of operations of any Credit Party or Subsidiary thereof as the Lender may from time to time reasonably request.
     Section 5.2 Books and Records; Inspection and Examination.
     Each Credit Party will keep, and will cause each Subsidiary thereof to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP. Upon request of the Lender, each Credit Party will, and will cause each Subsidiary thereof to, give any representative of the Lender access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into primarily for the purpose of evading the requirements of this Section), to inspect any of its properties (subject to such physical security requirements as such Credit Party or the applicable Subsidiary may reasonably require) and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours, upon reasonable notice, and as often as the Lender may reasonably request. The provisions of this Section 5.2 shall in no way preclude the Lender from discussing the general affairs, finances and accounts of any Credit Parties with any of its principal officers at such times during normal business hours and as often as may be agreed to between such Credit Party and the Lender.
     Section 5.3 Compliance with Laws.
     Each of the Credit Parties will, and will cause each Subsidiary thereof to, comply with the requirements of applicable laws and regulations, the noncompliance with which could reasonably be expected to effect a Material Adverse Change.
     Section 5.4 Payment of Taxes and Other Claims.
     Each Credit Party will, and will cause each Subsidiary thereof to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state, foreign and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of such Credit Party or any Subsidiary thereof; provided, that no Credit Party nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which such Credit Party or Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a liability in excess of $5,000,000.
     Section 5.5 Maintenance of Properties.
     Each Credit Party will keep and maintain, and will cause each Subsidiary thereof to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided that nothing in this Section shall prevent a Credit Party or any Subsidiary from discontinuing the operation and maintenance of, or disposing of, any of its properties if (i) (A) such discontinuance or disposition is, in the reasonable judgment of such Credit Party or that Subsidiary, desirable in the conduct of its business, and (B) no Default or Event of Default exists at the time of, or will be caused by, such discontinuance or disposition or (ii) such discontinuance or disposition relates to obsolete or worn-out property.
     Section 5.6 Insurance.
     Each Credit Party will, and will cause each Subsidiary thereof to, obtain and maintain insurance with insurers (not Affiliates of the Credit Parties) reasonably believed by such Credit Party or such Subsidiary to be responsible and reputable, in such amounts and against such risks as are consistent with sound business practice.
     Section 5.7 Preservation of Corporate Existence.
     Each Credit Party will, and will cause each Subsidiary thereof to, preserve and maintain its corporate existence (or Spanish equivalent, as applicable) and all of its rights, privileges and franchises; provided, that no Credit Party nor any Subsidiary shall be required to preserve any of its rights, privileges and franchises or to maintain its corporate (or equivalent company) existence if (i) its Board of Directors (or equivalent, as applicable) shall reasonably determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of such Credit Party or that Subsidiary, and (ii) no Default or Event of Default exists upon, or will be caused by, the termination of such right, privilege, franchise or existence; provided, further, that in no event shall the foregoing be construed to permit any Credit Party to terminate its corporate existence (or equivalent).

     Section 5.8 Use of Proceeds.
     Each Borrower will use the proceeds of the Advances for general corporate purposes. No Borrower will use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) or to make any acquisition of any corporation, limited liability company or other business entity unless, prior to making such acquisition, such Borrower shall have obtained written approval from the board of directors or other governing body of such entity.
     Section 5.9 Ranking of Obligations.
     Each Credit Party will promptly take all actions as may be necessary to ensure that its respective Obligations will at all times constitute unconditional and unsubordinated general obligations of such Credit Party ranking at least pari passu in priority of payment with all other present and future unsecured and unsubordinated indebtedness of such Credit Party.
ARTICLE 6
Negative Covenants
     So long as the Note shall remain unpaid or the Commitment shall be outstanding, each Credit Party agrees that, without the prior written consent of the Lender:
     Section 6.1 Liens.
     No Borrower will create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, and nor will it permit any Subsidiary thereof to create, incur, assume or suffer to exist any Lien on any of such Subsidiary’s assets, now owned or hereafter acquired, except the following:
     (a) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.
     (b) Materialmen’s, merchants’, carriers’ worker’s, repairer’s, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.
     (c) Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.
     (d) Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of any Borrower and its Subsidiaries taken as a whole or the value of such property for the purpose of such business.
     (e) Purchase money Liens upon or in property acquired after the date hereof, provided that (i) such Lien is created not later than the 120th day following the acquisition or completion of construction of such property by a Borrower or its applicable Subsidiary, and (ii) no such Lien extends or shall extend to or cover any property of such Borrower or its Subsidiaries other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order.

     (f) Liens granted by any Acquisition Target prior to the acquisition by a Borrower or any Subsidiary thereof of any interest in such Acquisition Target or its assets, so long as (i) such Lien was granted by the Acquisition Target prior to such acquisition and not in contemplation thereof, and (ii) no such Lien extends to any assets of such Borrower or any Subsidiary thereof other than the assets of the Acquisition Target and improvements and modifications thereto necessary to maintain such properties in working order or, in the case of an asset transfer, the assets so acquired by such Borrower or the applicable Subsidiary and improvements and modifications thereto.
     (g) Liens (other than those described in subsection (e)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto.
     (h) Liens securing any refinancing of indebtedness secured by the Liens described in paragraphs (e) and (f) of this Section 6.1, so long as the amount of such indebtedness secured by any such Lien does not exceed the amount of such refinanced indebtedness immediately prior to the refinancing and such Liens do not extend to assets other than those encumbered prior to such refinancing and improvements and modifications thereto.
     (i) Liens granted by any Subsidiary of a Borrower in favor of such Borrower or any wholly-owned Subsidiary of such Borrower.
     (j) Liens on patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology and know-how to the extent such Liens arise from the granting (a) of exclusive licenses with respect to the foregoing if such licenses relate to either (x) intellectual property which is immaterial and not necessary for the on-going conduct of the businesses of a Borrower and its Subsidiaries or (y) uses that would not materially restrict the conduct of the on-going businesses of any Borrower and its Subsidiaries and (b) of non-exclusive licenses to use any of the foregoing to any Person, in any case in the ordinary course of business of a Borrower or any of its Subsidiaries.
     (k) Possessory Liens in favor of lessees or sublessees of properties leased or subleased by a Borrower or any of its Subsidiaries to such Persons.
     (l) Liens not otherwise described in this Section 6.1, so long as the aggregate amount of indebtedness secured by all such Liens does not at any time exceed $1,000,000.
     Section 6.2 Sale of Assets.
     No Borrower will, nor will it permit any Subsidiary thereof to, sell, lease, assign, transfer or otherwise dispose of all or a Material Part of the Assets of a Borrower and its Subsidiaries (whether in one transaction or in a series of transactions) to any other Person other than (i) in the ordinary course of business, (ii) any transfer of an interest in accounts or notes receivable on a limited recourse basis; provided, that (w) such transfer qualifies as a sale under GAAP, (x) the amount of such financing does not exceed $10,000,000 in the aggregate after the date of this Agreement, (y) at least 80% of the proceeds of such transfers are paid in cash and (z) such Borrower and its Subsidiaries do not retain a residual liability therefor in excess of 10% of the amount of any such financing, and (iii) dispositions of property no longer used or useful in the business of such Borrower or any Subsidiary thereof; provided, that a wholly owned Subsidiary of a Borrower may sell, lease, or transfer all or a substantial part of its assets to such Borrower or another wholly owned Subsidiary of such Borrower, and such Borrower or such other wholly owned Subsidiary, as the case may be, may acquire all or substantially all of the assets of the Subsidiary so to be sold, leased or transferred to it, and any such sale, lease or transfer shall not be included in determining if such Borrower and/or its Subsidiaries disposed of a Material Part of the Assets. For purposes hereof, “Material Part of the Assets” means assets with a net book value in excess of 10% of the total assets of a Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, as shown on the most recent balance sheet of such Borrower and its Subsidiaries available as of the date of determination.
     Section 6.3 Consolidation and Merger.
     No Borrower will consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided, that the restrictions contained in this Section shall not apply to or prevent the consolidation or merger of (a) any Person with, or a conveyance or transfer of its assets to, a Borrower so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, and (ii) such Borrower shall be the continuing or surviving corporation, or (b) a wholly-owned Subsidiary of a Borrower with such Borrower, provided that such Borrower is the legally surviving entity, or (c) a wholly-owned Subsidiary of a Credit Party with another wholly-owned Subsidiary thereof.
     Section 6.4 Hazardous Substances.
     No Borrower will, nor will it permit any Subsidiary thereof to, cause or permit any Hazardous Substance to be disposed of in any manner, or on, under or at any real property which is operated by a Borrower or any Subsidiary or in which any Borrower or any Subsidiary has any interest, if such disposition could reasonably be expected to result in a Material Adverse Change.
     Section 6.5 Restrictions on Nature of Business.
     No Borrower will engage in any business materially different from that presently engaged in by such Borrower.
     Section 6.6 Transactions with Affiliates.
     No Borrower will make any loan or capital contribution to, or any other investment in, any Affiliate, or pay any dividend to any Affiliate of any Borrower, or make any other cash transfer to any Affiliate of any Borrower; provided, that the foregoing shall not prohibit any of the following:
     (a) Transactions made upon fair and reasonable terms no less favorable to a Borrower than would obtain, taking into account all facts and circumstances, in a comparable arm’s-length transaction with a Person not an Affiliate of such Borrower.
     (b) Loans or contributions of capital to Subsidiaries, so long as such transaction does not violate Section 6.3 of this Agreement.
     Section 6.7 Guarantees
     No Borrower nor any of its Subsidiaries will assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
     (a) The endorsement of negotiable instruments by such Borrower or any of its Subsidiaries for deposit or collection or similar transactions in the ordinary course of business.
     (b) Guarantees, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.7 hereto.
     (c) Contingent obligations of (i) a Credit Party with respect to obligations of its Subsidiaries and (ii) any of such Credit Party’s Subsidiaries with respect to obligations of such Credit Party or another Subsidiary of such Credit Party.

     (d) Contingent obligations with respect to surety, appeal and performance bonds obtained by a Borrower or any of its Subsidiaries in the ordinary course of business.
ARTICLE 7
Events of Default, Rights and Remedies
     Section 7.1 Events of Default.
     “Event of Default”, wherever used herein, means any one of the following events:
     (a) Default in the payment of any principal of the Note when the same becomes due and payable.
     (b) Default in the payment of any interest on the Note or any other amount due hereunder not described in Section 7.1(a) when the same becomes due and payable and the continuance of such default for five (5) days or, as respects amounts due under Sections 2.13, 2.14, and 2.15 hereof, the continuance of such default for ten (10) Business Days.
     (c) Default in the performance, or breach, of any covenant or agreement on the part of any Credit Party contained in any of Sections 5.1(f), 5.7, 6.1 through 6.3, 6.6 or 6.7 hereof.
     (d) Default in the performance, or breach, of any covenant or agreement of any Credit Party in this Agreement or any other Loan Document (excluding any covenant or agreement a default in whose performance or whose breach is elsewhere in this Section 7.1 specifically dealt with), and the continuance of such default or breach for a period of thirty (30) days after the Lender has given notice to the Borrowers specifying such default or breach and requiring it to be remedied.
     (e) Any representation or warranty made by any Credit Party in this Agreement or any other Loan Document or by any Credit Party (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made.
     (f) Any Credit Party shall repudiate any Loan Document or assert that it is not enforceable in accordance with its terms.
     (g) Any Credit Party or any Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or any Credit Party or any Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the applicable Credit Party or such Subsidiary, and such appointment shall continue undischarged for a period of thirty (30) days; or any Credit Party or any Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against any Credit Party or any Subsidiary and shall continue undischarged for thirty (30) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Credit Party or any Subsidiary or for any amount, individually or in the aggregate, not less than $10,000,000 and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within thirty (30) days after its issue or levy.

     (h) A petition shall be filed by any Credit Party or any Subsidiary under the United States Bankruptcy Code (or any bankruptcy, insolvency or reorganization law of any other jurisdiction), naming such Credit Party or that Subsidiary as debtor; or an involuntary petition shall be filed against any Credit Party or any Subsidiary under the United States Bankruptcy Code, (or any bankruptcy, insolvency or reorganization law of any other jurisdiction), and such petition shall not have been dismissed within thirty (30) days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code (or any bankruptcy, insolvency or reorganization law of any other jurisdiction), naming any Credit Party or any Subsidiary as debtor.
     (i) A Change of Control shall occur.
     (j) The rendering against any Credit Party or any Subsidiary of a final judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $10,000,000 in the aggregate with respect to any Credit Party or any Subsidiary, or greater than $20,000,000 in the aggregate for all of the above combined, and if such judgment(s), decree(s) or order(s) remain(s) unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution.
     (k) Any Plan shall have been terminated as a result of which any Borrower or any Subsidiary or ERISA Affiliate has incurred an unfunded liability in excess of $5,000,000 in the aggregate, or greater than $10,000,000 in the aggregate for all of the above combined; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan and in either case such action could reasonably be expected to result in liability to any Borrower or any Subsidiary in excess of $5,000,000 in the aggregate, or greater than $10,000,000 in the aggregate for all of the above combined; or any Borrower, Subsidiary or ERISA Affiliate shall have incurred withdrawal liability in excess of $5,000,000 in the aggregate, or greater than $10,000,000 in the aggregate for all of the above combined, in respect of any Multiemployer Plan; or any Borrower or any Subsidiary or ERISA Affiliate shall have incurred any joint and several liability to the Internal Revenue Service or the Department of Labor, or any Borrower or any Subsidiary shall have incurred any other liability to the Internal Revenue Service or the Department of Labor, in excess of $5,000,000 in the aggregate, or greater than $10,000,000 in the aggregate for all of the above combined, with respect to any Plan; or any Reportable Event that the Lender may determine in good faith could reasonably be expected to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, and which, in any such case, could reasonably be expected to result in liability to any Borrower or any Subsidiary or ERISA Affiliate in excess of $5,000,000 in the aggregate, or greater than $10,000,000 in the aggregate for all of the above combined, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to any Borrower by the Lender.
     (l) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Material Part of the assets any Credit Party.
     (m) Any Credit Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.
     (n) Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (o) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.
     Section 7.2 Rights and Remedies.
     (a) Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is waived in writing by the Lender or cured, the Lender may exercise any or all of the following rights and remedies:
          (i) The Lender may, by notice to the Borrowers, declare the Commitment to be terminated, whereupon the same shall forthwith terminate.
          (ii) The Lender may, by notice to the Credit Parties, declare the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement (including under Article 8 hereof) to be forthwith due and payable, whereupon the Note, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Credit Parties.
          (iii) The Lender may, without notice to any Credit Party and without further action, apply any and all money owing by the Lender to such Credit Party to the payment of the Obligations (without duplication).
          (iv) The Lender may exercise any other rights and remedies available to it by law or agreement.
     (b) Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Sections 7.1(g)or 7.1(h) hereof, the Commitment shall terminate and the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.
     (c) In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to any of the Credit Parties, any such notice being expressly waived by the Credit Parties to the fullest extent permitted by applicable law, upon any amount becoming due and payable by any of the Borrowers under this Agreement or any other Loan Document (whether at the stated maturity, by acceleration or otherwise), and/or upon the occurrence of any Event of Default hereunder or thereunder, to set-off as appropriate and apply against such amount any and all Deposits of such Borrowers, in any currency and at any location, and any other credits, indebtedness or claims, in any currency and at any location, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch or agency or Affiliate thereof to or for the credit or the account of such Borrowers, although any such Obligations may be unmatured or contingent or payable at different places or in different currencies. The Lender agrees promptly to notify the applicable Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE 8
Guaranty
     Section 8.1 Guarantee and Guaranteed Amount.
     In order to induce the Lender to extend credit hereunder, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Lender the payment and performance in full when due of any and all of the Obligations of the Borrower, plus any and all additional interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding in respect of any Borrower, regardless of whether allowed or allowable in such proceeding), and all fees, costs and expenses (including counsel fees and expenses of collection) incurred by the Lender in enforcing any such Obligations of the Borrower (collectively, the “Guaranteed Obligations”).
     Section 8.2 Payment upon First Demand; Acceleration of Guaranteed Obligations.
     The Guarantor shall effect payment hereunder immediately upon the Lender’s first demand and confirmation in writing or by teletransmission that the amount claimed from the Guarantor equals the Guaranteed Obligations (or any part thereof) which the Borrowers have not paid when due, plus any other amounts due hereunder. The Guarantor agrees that, as between the Guarantor, on the one hand, and the Lender, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated during the continuance of any Event of Default for the purposes of the Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration as to any Borrower in respect of the Obligations guaranteed hereby (other than any notices and cure periods expressly granted to the Borrowers in this Agreement or any other Loan Document evidencing or securing the Guaranteed Obligations) and (ii) in the event of any such acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable in full by the Guarantor for purposes of this Guaranty.
     Section 8.3 Primary, Independent Obligation; No Diminishment of Guaranty.
     The Guarantee set forth in this Article 8 (the “Guaranty”) constitutes the primary and independent obligation of the Guarantor to make payment to the Lender in accordance with the terms hereof, under any and all circumstances, regardless of the validity, legality or enforceability of any Loan Document in respect thereof and irrespective of all objections, exceptions or defenses from any Credit Party or any third parties. Each and every default in payment or performance of any Guaranteed Obligation shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises. The obligations of the Guarantor under this Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, amendment, modification, alteration or compromise of any of the Guaranteed Obligations or of any collateral security or Guarantee or other accommodation in respect thereof, and shall not be subject to any defense, setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or any Loan Document or any provision thereof or otherwise.
     Section 8.4 Guarantee of Payment; Waivers.
     This Guaranty is a Guarantee of payment and not of collection; the Guarantor undertakes this Guaranty as primary obligor and not merely as surety; this Guaranty may be enforced at any time and from time to time during the continuance of any Event of Default, without any prior demand or enforcement in respect of any Guaranteed Obligations; and the Lender shall not be required first to claim payment from, to proceed against, or enforce any claims on or security given by, any Borrower or any other person before making demand hereunder from the Guarantor. To the fullest extent permitted by applicable law, the Guarantor waives presentment to, demand of payment from and protest to any Borrower or to any other guarantor of any of the Guaranteed Obligations, and also waives notice of acceptance of this Guaranty and notice of protest for nonpayment.
     Section 8.5 Exclusion of Defenses.
     This Guaranty and the obligations of the Guarantor hereunder shall not be contingent upon the legal relationship between the Lender and the Borrowers, and the Guarantor hereby waives, to the fullest extent permitted by applicable law, any legal or equitable defense, release, exoneration or discharge of liabilities of a surety or guarantor which it may now or hereafter assert in respect of any or all of the Guaranteed Obligations and all defenses based on or arising out of any defense of any Borrower or any other guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower, other than the final payment in full in cash of the Guaranteed Obligations, notwithstanding any or all of the following:
     (a) any defect in any provision of any Loan Document,
     (b) any absence or insufficiency of corporate resolutions (or equivalent) relating to the Obligations (including of the Guarantor under this Article 8 and otherwise in this Agreement),
     (c) any inadequate representation of any Credit Party,
     (d) any absence of licenses or other authorizations or any factual or legal restrictions or limitations existing or introduced with respect to any Credit Party (including, but not limited to, force majeure or any event or action delaying or preventing any conversion or transfer to or receipt by the Lender of any amount hereunder in the account agreed to by the Lender),
     (e) any agreement made between the Lender and any Borrower concerning the Guaranteed Obligations, including any extension of the term of payment and any renewal, rescheduling or restructuring of the Guaranteed Obligations in whole or in part, whether or not the Guarantor shall have been notified thereof or shall have given its consent thereto,
     (f) the taking, existence, variation or release of any or all collateral provided to the Lender for any or all of the Guaranteed Obligations, and the legal relationship of the Lender with any provider of such collateral,
     (g) any right of any Credit Party to rescind any Loan Document,
     (h) any right that the Lender may have (hereunder or otherwise) to set-off the Guaranteed Obligations against a counterclaim of any Credit Party, and
     (i) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity or which would impair or eliminate any right of the Guarantor to subrogation.
     Section 8.6 Limitation of Subrogation; Subordination.
     So long as any of the Guaranteed Obligations have not been satisfied in full, or any other sum remains payable to the Lender in respect of any Loan Document, the Guarantor undertakes not to assert any claim it may have against any Borrower by reason of the performance of its obligations under this Guaranty, whether on contractual grounds or on any other legal basis (by way of right of subrogation, contribution, reimbursement, indemnity or otherwise), until all the Guaranteed Obligations have been satisfied in full and all such other sums payable to the Lender under the Loan Documents have been fully and irrevocably received or recovered by the Lender. Any such amount payable to the Lender and received or recovered by the Guarantor from one or more of the Borrowers shall be held in trust for, and immediately paid to, the Lender to be credited against the Guaranteed Obligations, whether matured or unmatured. If the Guarantor makes or causes to be made any payment to the Lender hereunder (including by way of realization upon any collateral provided by the Guarantor), the Guarantor shall only be subrogated to the rights of the Lender against such Borrower or Borrowers once any and all of the Guaranteed Obligations have been satisfied and all other amounts payable to the Lender under the Loan Documents have been fully and irrevocably received or recovered the Lender. In addition, any indebtedness of the Borrower now or hereafter held by the Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Guaranteed Obligations.
     Section 8.7 Reinstatement.
     If any claim is ever made upon the Lender for repayment or recovery of any amount received by the Lender in payment or on account of any Guaranteed Obligations, including claims in connection with any insolvency, bankruptcy or reorganization of any Borrower, and claims of invalid, fraudulent or preferential transfers, and the Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body, or (b) any settlement or compromise of any such claim effected by the Lender with any such claimant, the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantor, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing any of the Guaranteed Obligations, and the Guarantor shall remain liable to the Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lender.
     Section 8.8 Dissolution; Change of Structure or Location; Term.
     The obligations of the Guarantor under this Guaranty shall remain in force and shall not be discharged or impaired or otherwise affected notwithstanding any dissolution or change in the structure or legal form or location or jurisdiction of any Credit Party. This Guaranty is effective as of the date of this Agreement and shall expire once all Guaranteed Obligations and any other amounts payable to the Lender under the Loan Documents have been fully, finally and indefensibly paid in cash and received by the Lender.
     Section 8.9 Restructuring.
     The Lender shall, without the consent of the Guarantor, be entitled to reschedule or restructure principal, interest and other amounts payable in respect of any Guaranteed Obligations and to release any or all of the Borrowers from their respective obligations under the Loan Documents. The liability of the Guarantor under this Guaranty shall not be affected by such measures, nor by any merger, consolidation or amalgamation of any Credit Party or any other Person into or with any other Person, any sale, lease or transfer of any of the assets of any Credit Party or any other Person to any other Person, any insolvency, bankruptcy, reorganization or dissolution of any Borrower or any other Person, or any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, that might otherwise constitute a legal or equitable defense, release, exoneration, or discharge or that might otherwise limit recourse against any Credit Party or any other Person, and the Guarantor hereby undertakes to pay to the Lender upon first demand, in accordance with the terms hereof, all such amounts in full and at such time as they would have become due and payable had the Guaranteed Obligations remained effective and unaltered. The consent of the Guarantor to the terms and documentation of such rescheduling, restructuring, release or debt assumption shall not be required.

     Section 8.10 Confirmation of Guaranty.
     The solicitation of, or the delivery by the Guarantor of, any confirmation or reaffirmation of this Guaranty under any circumstance shall not give rise to any inference as to the continued effectiveness of this Guaranty in any other circumstance in which the confirmation or reaffirmation hereof has not been solicited or has not been delivered, and the obligations of the Guarantor under this Guaranty shall continue in effect as herein provided notwithstanding any solicitation or delivery of any confirmation or reaffirmation hereof, or any failure to solicit or to deliver any such confirmation or reaffirmation, under any circumstances.
     Section 8.11 Miscellaneous.
     The Guarantor confirms that it has taken, and will continue to take, all necessary steps to ensure that any amount claimed by the Lender from the Guarantor hereunder can be transferred to the Lender immediately, free of any deduction, cost or charges whatsoever. The Guarantor waives any right to require information from the Lender in respect of the Guaranteed Obligations or any Loan Document or other agreement in connection therewith.
ARTICLE 9
Miscellaneous
     Section 9.1 No Waiver; Cumulative Remedies.
     No failure or delay on the part of the Lender in exercising any right, power or remedy under any of the Loan Documents shall operate as a waiver thereof; nor shall the Lender’s acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
     Section 9.2 Amendments, Etc.
     (a) No amendment or waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall be effective unless the same shall be in writing and signed by the Lender and any such waiver shall be effective only in the specific instance and for the specific purpose for which given.
     (b) No amendment, modification or (except as provided elsewhere herein) termination of this Agreement or waiver of any rights of any Credit Party or obligations of the Lender hereunder shall be effective unless such Credit Party shall have consented thereto in writing.
     (c) No notice to or demand on any Credit Party in any case shall entitle any of the Credit Parties to any other or further notice or demand in similar or other circumstances.
     Section 9.3 Notice.
     Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed or transmitted by telecopy to the party to whom notice is being given in the case of a Credit Party at its address or telecopier number (as the case may be) as set forth in Exhibit C, and to the Lender, CBC North America — MNC/Industrials, 60 Wall Street, Mailstop: NYC 60-4301, New York,

New York 10005, Attention: Mr. Oliver Schwarz, Telecopier: 212-797-4420; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) five (5) Business Days after the date of posting, if delivered by mail, (iii) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (iv) the date of transmission if delivered by telecopy, except that notices or requests to the Lender pursuant to any of the provisions of Article 2 shall not be effective until received by the Lender.
     Section 9.4 Costs and Expenses.
     Each Credit Party agrees to pay on demand (i) all costs and expenses incurred by the Lender in connection with the negotiation, preparation, execution, administration or amendment of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, and (ii) all costs and expenses incurred by the Lender in connection with the workout or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder; including, in each case, reasonable fees and out of pocket expenses of counsel with respect thereto, whether paid to outside counsel or allocated to the Lender by in house counsel. Each Credit Party also agrees to pay and reimburse the Lender for all of its out of pocket and allocated costs incurred in connection with each (if any) audit or examination conducted by the Lender, its employees or agents, which audits and examinations shall be for the sole benefit of the Lender.
     Section 9.5 Indemnification by Credit Parties.
     Each Credit Party hereby jointly and severally agrees to indemnify the Lender and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including expenses to enforce this indemnity and also reasonable attorneys’ fees) and liabilities (all of the foregoing being herein called the “Indemnified Liabilities”) incurred by an Indemnitee in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Advance hereunder (including any such loss, claim, damage, expense or liability arising out of any claim that any Environmental Law has been breached with respect to any activity or property of any Borrower), except with respect to taxes, which shall be governed by Section 2.14, and except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee. If and to the extent that the foregoing indemnity may be unenforceable for any reason, the Credit Parties hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section shall survive any termination of this Agreement.
     Section 9.6 Execution in Counterparts.
     This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument. Delivery by electronic means of a counterpart of a signature page hereof bearing an image of an actual signature shall be as effective as delivery of a manually signed counterpart hereof.

     Section 9.7 Binding Effect; Assignment.
     The Loan Documents shall be binding upon and inure to the benefit of and be enforceable by each of the Credit Parties and the Lender and their respective successors and assigns, except that none of the Credit Parties shall have the right to assign its rights thereunder or any interest therein without the prior written consent of the Lender. The Lender shall be permitted to assign any or all of its rights and obligations thereunder to any Person. The Lender may at any time create a security interest in all or any portion of its rights under this Agreement and the Note in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
     Section 9.8 Governing Law.
     THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (BUT GIVING EFFECT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401) AND APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA.
     Section 9.9 Severability of Provisions.
     Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
     Section 9.10 Consent to Jurisdiction.
     Each party hereto irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document may be brought in a court of record in New York County in the State of New York or in the courts of the United States located in or for such County, (ii) consents to the non-exclusive jurisdiction of each such court in any suit, action or proceeding, (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Credit Party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Credit Party at its address for notices under this Agreement. The Guarantor hereby irrevocably appoints CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its agent for service of process or other legal summons in connection with any action or proceedings in New York arising under this Agreement and the other Loan Documents. In addition, each of the other Borrowers hereby irrevocably appoints Telvent USA as its agent for service of process in any such action or proceeding and agrees that any service upon Telvent USA shall be as effective as if made upon it personally. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
     Section 9.11 WAIVER OF JURY TRIAL.
     EACH OF THE CREDIT PARTIES AND THE LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTE OR THE RELATIONSHIPS ESTABLISHED HEREUNDER (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.12 Prior Agreements; No Offset.
     This Agreement and the other Loan Documents and related documents described herein restate and supersede in their entirety any and all prior agreements and understandings, oral or written, between the Lender and the Credit Parties relating to the subject matter hereof. No offset or claim that any Credit Party now has or may have in the future against the Lender shall relieve such Credit Party or any other Credit Party from paying any amounts due under any Loan Document or from performing any other obligations contained therein.
     Section 9.13 Headings.
     Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 9.14 Nonliability of the Lender.
     The relationship between the Borrower and the Guarantor on the one hand and the Lender on the other hand shall be solely that of borrower and guarantor, respectively, and lender. The Lender shall not have any fiduciary responsibilities to the Credit Parties. The Lender does not undertake any responsibility to the Credit Parties to review or inform any of the Credit Parties of any matter in connection with any phase of any Credit Party’s business or operations. Each of the Credit Parties agrees that the Lender shall not have liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non appealable judgment by a court of competent jurisdiction that such losses directly resulted from the gross negligence or willful misconduct of the Lender. The Lender shall not have any liability with respect to, and each of the Credit Parties hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by any Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     Section 9.15 Disclosure of Information.
     The Lender shall keep confidential (and cause its officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Credit Parties and their respective Subsidiaries to the Lender and clearly identified as confidential (the “Disclosed Information”). Notwithstanding the foregoing, the Lender may disclose Disclosed Information (i) to any Affiliate of the Lender in connection with the transactions contemplated hereby, provided that such Affiliate has been informed of the confidential nature of such information; (ii) to legal counsel, accountants and other professional advisors to the Lender; (iii) to any regulatory body having jurisdiction over the Lender; (iv) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or required by any other governmental agency or authority; (v) to the extent such Disclosed Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Lender on a non-confidential basis from a source other than a Credit Party or a Subsidiary, or (C) was available to the Lender on a non-confidential basis prior to its disclosure to the Lender by a Credit Party or a Subsidiary; (vi) to the extent any Credit Party or such Subsidiary shall have consented to such disclosure in writing; (vii) to the extent reasonably deemed necessary by the Lender in the enforcement of the remedies of the Lender provided under any of the Loan Documents; or (viii) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Lender under this Section.
     Section 9.16 Patriot Act, Etc.
     The Lender hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each such Credit Party and other information that will allow the Lender to identify each such Credit Party in accordance with the Patriot Act. Upon the Lender’s request, each Credit Party shall furnish such information as the Lender may reasonably require to comply with any anti-money laundering requirements of any governmental authority applicable to the Lender.
     Section 9.17 Further Assurances.
     Each Credit Party agrees, at its sole cost and expense, to do such further acts and things and to execute and deliver such additional agreements, instruments and documents, as the Lender may from time to time reasonably request in connection with the administration and enforcement of the Loan Documents, or to better assure and confirm unto the Lender its right and remedies thereunder.
     Section 9.18 Joint and Several Obligations of Borrowers.
     If this Agreement is signed by two or more Borrowers, (i) each shall be deemed a “Borrower” hereunder, and be jointly and severally liable for all the Obligations, (ii) the release, waiver, instruction or consent of any Borrower shall be sufficient to bind every Borrower with respect to this Agreement, the other Loan Documents, the Obligations or any claims arising under or in connection with this Agreement, the other Loan Documents or the Obligations, (iii) any Event of Default, regardless of fault, shall be deemed an Event of Default as to all Borrowers, (iv) delivery by the Lender of any document, notice or other communication to any Borrower shall be deemed delivery to every Borrower and shall satisfy any obligation of the Lender to deliver such document, notice or other communication to any other Borrower, and (v) the liability of any Borrower hereunder may from time to time, in whole or in part, be extended, modified, released or reduced by the Lender without affecting or releasing any liability of any other Borrower. Each Borrower signing this Agreement agrees that its obligations hereunder are primary, waives all discharge defenses available to a secondary obligor, and forgoes negotiation of a separate guaranty and security agreement providing for secondary liability to the Lender.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER: TELVENT USA, INC., a Texas corporation
By:	/s/ Tom Dilworth
Its: Chief Financial Officer

By:	/s/ Cameron Demcoe
Its: Corporate Secretary

TELVENT FARRADYNE INC., a Maryland corporation
By:	/s/ Tom Dilworth
Its: Chief Financial Officer

By:	/s/ Cameron Demcoe
Its: Corporate Secretary

TELVENT MINER & MINER, INC., a Colorado corporation
By:	/s/ Tom Dilworth
Its: Chief Financial Officer

By:	/s/ Cameron Demcoe
Its: Corporate Secretary

TELVENT TRAFFIC NORTH AMERICA INC., a Texas corporation
By:	/s/ Tom Dilworth
Its: Chief Financial Officer

By:	/s/ Cameron Demcoe
Its: Corporate Secretary

(Signature Page to Telvent Loan Agreement)

     LOAN AGREEMENT dated as of April 1, 2010 among TELVENT USA, INC., a Texas corporation, TELVENT FARRADYNE INC., a Maryland corporation, TELVENT MINER & MINER, INC., a Colorado corporation and TELVENT TRAFFIC NORTH AMERICA INC., a Texas corporation, jointly and severally, as Borrowers, TELVENT GIT, S.A., a Spanish sociedad anonima, as Guarantor, and DEUTSCHE BANK AG NEW YORK BRANCH, as Lender.

GUARANTOR: TELVENT GIT, S.A., a Spanish sociedad anonima
By:	/s/ Luis Miguel Martínez Jurado
	Its:	Attorney in fact

By:	/s/ Fernando Saavendra Obermann
	Its:	Attorney in fact

(Signature Page to Telvent Loan Agreement)

     LOAN AGREEMENT dated as of April 1, 2010 among TELVENT USA, INC., a Texas corporation, TELVENT FARRADYNE INC., a Maryland corporation, TELVENT MINER & MINER, INC., a Colorado corporation and TELVENT TRAFFIC NORTH AMERICA INC., a Texas corporation, jointly and severally, as Borrowers, TELVENT GIT, S.A., a Spanish sociedad anonima, as Guarantor, and DEUTSCHE BANK AG NEW YORK BRANCH, as Lender.

LENDER: DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ Oliver Schwarz
Its: Director

By:	/s/ Stefan Freckmann
Its: Vice President

(Signature Page to Telvent Loan Agreement)